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                                  EXHIBIT INDEX

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Exhibit                                                                Page
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99    Additional Exhibits

      99.1   News Release issued by Springs Industries, Inc., on
             June 2, 2000.                                              6
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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                               June 2, 2000

         GRIFFIN, GA--Springs Industries announced today it will phase out production at its baby apparel plants in Griffin and Jackson, GA, and begin sourcing the production after the two facilities close during August. Clarence McMerty, president of Springs' Baby Products Division, said the division will continue to service its retail customers with a complete product line of infant apparel, bedding and related accessories, and that customers would not experience a disruption in service.

         "We have consolidated our U.S. production and made other attempts during the past two years to keep our baby products associates employed at Jackson and Carver Road Plants," McMerty said. "While these actions were helpful in the short run, they were not enough to counter the economic realities of our business. We are competing against imported products with a wider range of fabrics and more complex constructions than we can produce competitively and profitably in Georgia."

         McMerty said the division will continue to manufacture its baby bedding products in Gainesville, GA. Baby bedding, such as crib sheets, comforters and accessories, requires less labor to produce compared to apparel and is being made competitively in Gainesville.

         In an unrelated announcement, Springs Industries will phase out yarn production for terry towels at its No. 2 Plant in Griffin during August. The facility's old equipment cannot make yarn competitively compared to new technology installed recently at the company's Plant No. 5 in Griffin and Hartwell Yarn Plant in Hartwell, GA. Springs has invested about $26 million in Griffin and $40 million in Hartwell to modernize and build facilities that produce towels for Springs' growing bath products business. Towel weaving operations will continue at Plant No. 2, which will employ about 100 people after August.

         The two announcements affect approximately 65 jobs at Plant No. 2 and about 390 jobs at the Jackson and Carver Road plants. The company employs about 1,200


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people at its other facilities in Griffin and hopes to place some associates at those facilities. In addition, Springs will provide severance pay and job counseling services to employees who do not have job opportunities with the company, and area employers will be invited into Springs' facilities to assist associates with securing employment.

         "These are great people who have a terrific work ethic and are committed to producing quality products," said Charles Emory, vice president, human resources for Springs' operations. "We're going to do everything possible to employ as many of our associates in our other Springs facilities, where we currently have as many as 160 openings. Also, we hope to find opportunities for our associates with other employers who are looking for quality people."

         Area employers interested in recruiting Springs associates should contact Loretta Hays, human resources manager for the Carver Road and Jackson plants, at 770-412-5618, or Harry Kierbow, human resources manager for terry manufacturing, at 770-412-5535.

         Springs Industries (NYSE: Ticker Symbol SMI) supplies leading retailers with a complete line of coordinated home fashions designed to simplify home decorating for every consumer. Our major brands are Wamsutta(R), Springmaid(R), Graber(R), Bali(R), Nanik(R), and Dundee(R). Springs also markets baby bedding and apparel products, home sewing fabrics, and bed and bath products for institutional and hospitality customers. The company operates facilities in 13 U.S. states and owns marketing and distribution subsidiaries in Canada and Mexico.

                                 WWW.SPRINGS.COM


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